Exhibit 10.11

SUTOR STEEL TECHNOLOGY CO., LTD.

No 8, Huaye Road, Dongbang Industrial Park
Changshu, People’s Republic of China, 215534
(86) 512-52686688

December 26, 2006

By Hand Delivery

Yongfei Jiang

Dear Mr. Jiang:

The purpose of this letter agreement (the “Agreement”) is to confirm your employment arrangement with SUTOR STEEL TECHNOLOGY CO., LTD. (the “Company”), on the following terms and conditions:

1. Duties. You will be employed as the Chief Financial Officer, subject to the supervision of the board of directors. Your duties will include, but not be limited to, supervising the financial management of the Company, improving the cash utilizing efficiency, and reducing financial costs of the Company. You shall devote your entire business time, energies, attention and abilities to the business of Company unless otherwise authorized by the board of directors. During your employment by Company, you shall not engage in any activity or have any business interest which in any manner interferes with the proper performance of your duties, conflicts with the interest of Company or brings into disrepute the business reputation of Company.

2. Salary. Your salary will be at a range of $30,000 to $60,000 per year, to be paid in monthly installments or otherwise in accordance with Company’s normal payroll practices.

3. Bonus. You shall be eligible for a bonus, which will be payable in the sole discretion of Company based upon your performance and the Company’s performance during any year of your employment with the Company.

4. Term of Employment. You will be an employee-at-will. This means that either you or Company may end your employment at any time, with or without cause, and with or without notice.

5. Vacation. You shall be entitled to 24 paid vacation days. You may not take more than 32 vacation days consecutively. Vacation days will not be carried over to future years of employment.

6. Incentive and Other Plans. You will be entitled to participate in such pension, major medical, life insurance and other plans and benefit programs as may be made available from time to time to employees of Company having responsibilities comparable to yours and under the terms of which you are eligible to participate.

7. Company Policies. You shall at all times be subject to and comply with policies, rules and procedures of Company then in effect, including without limitation with respect to hours of work, holidays, vacation and sick leave and pay, conflict of interest, improper payments, political contributions and payments to government officials.

8. Patents. You hereby assign to Company all rights to any inventions, techniques, processes, concepts, ideas, programs, source codes, formulae, research and development and marketing plans, whether or not patentable or copyrightable, made, conceived or reduced to practice by you during the course of your employment by Company.

9. Covenants. During your employment by Company and at all times thereafter, you shall not (a) disrupt, disparage, impair or interfere with the business of Company or (b) disclose to anyone else, directly or indirectly, any proprietary or business sensitive information concerning the business of Company or use, or permit or assist, by acquiescence or otherwise, anyone else to use, directly or indirectly, any such information. Such information shall include all information to the extent not generally known to the public which, if released to unauthorized persons, could be detrimental to the reputation or business interests of Company or parties with which Company contracts or which would permit such person to benefit improperly.

10. Company Property. Upon termination of your employment for any reason, you shall promptly deliver to Company all property belonging to Company and shall not retain any copies of any correspondence, reports, lists or other documents relating in any way to the affairs of Company or its clients.

11. Non-Solicitation. During the term of your employment by Company and for a period of twelve months following the termination of your employment, whether voluntary or involuntary, you shall not, directly or indirectly:

(a) solicit customers or business patronage which results in competition with the business of Company or any of its affiliates, or

(b) approach or attempt to induce any person who is then in the employ of Company to leave the employ of Company or employ or attempt to employ any person who was in the employ of Company at any time during the prior twelve months.

12. Notices. All notices hereunder shall be to the parties’ addresses set forth above for the Company and on the Signature Page for you, in writing and given by registered or certified mail, return receipt requested, postage and registration fees prepaid, and shall be deemed given when so mailed. The addresses set forth herein may be changed by notice given in the manner set forth in this Section.

13. Miscellaneous. This Agreement (a) shall be governed by, and construed in accordance with, the laws of the British Virgin Islands, without regard for the conflict of laws principles thereof, (b) shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives and assigns, (c) may not be changed orally but only by an agreement in writing signed by the party against whom any waiver, change, amendment, notification or discharge is sought, and (d) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the parties hereto. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Very truly yours,

SUTOR STEEL TECHNOLOGY CO., LTD.
By:/s/ Lifang Chen
Name: Lifang Chen
Title: Chairman

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE
WRITTEN:

/s/Yongfei Jiang
Yongfei Jiang

Address:

c/o Sutor Steel Technology Co., Ltd.
No 8, Huaye Road
Dongbang Industrial Park
Changshu, China, 215534